Exhibit 99.1

Edwards Lifesciences Corporation
One Edwards Way • Irvine, CA USA •92614
Phone: 949.250.2500 • Fax: 949.250.2525
www.edwards.com

NEWS RELEASE

Media Contact:	Amanda C. Fowler, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES ANNOUNCES TWO-FOR-ONE STOCK SPLIT

IRVINE, Calif., April 12, 2010 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, announced today that its board of directors has approved a two-for-one split of the company’s outstanding shares of common stock to be effected in the form of a 100 percent stock dividend.

“As we celebrate our 10-year anniversary as a publicly traded company, I’m proud that Edwards Lifesciences has achieved such an outstanding return for our shareholders,” said Michael A. Mussallem, chairman and CEO.  “Today’s decision to split the stock will help improve its liquidity and trading volume, which better positions us for the bright future we see ahead.”

Stockholders of record at the close of business on May 14, 2010, will be issued one additional share of common stock for each share owned as of that date.  The additional shares will be distributed on May 27, 2010.  The stock split will increase the number of common shares outstanding from approximately 57 million shares to approximately 114 million shares.

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring that enable them to save and enhance lives.  Additional company information can be found at www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are generally identified by words such as “believe”, “will” and words of similar import.   Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include, but are not limited to, those detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2009.  The company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Edwards is a trademark of Edwards Lifesciences Corporation.  Edwards Lifesciences and the stylized E logo are trademarks of Edwards Lifesciences Corporation and are registered in the United States Patent and Trademark Office.

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